Exhibit 99.1

Angel Studios Reports Third Quarter 2025 Financial Results

~ Third Quarter Record Revenue of $76.5 Million, Growth of 280% YoY ~

~ Revenue for the Nine Month Period of $211.6 Million, Growth of 223% YoY ~

~ The Angel Guild, the Company’s Recurring Revenue Stream, represents 77% of Total Third Quarter Revenue, Growth of 556% YoY ~

~ Angel Made its Public Debut on the New York Stock Exchange, and Commenced Trading as ‘ANGX’ On September 11, 2025 ~

Provo, UT November 13, 2025 -- Angel (NYSE: ANGX) (the “Company”), a media and technology company guided by 1.6 million grassroots Angel Guild members championing values-driven stories, today reported financial results for the third quarter ended September 30, 2025.

Company Highlights

●	Third Quarter Revenues increased 280% year-over-year to $76.5 million. Revenues for the nine-month period ended September 30, grew 223% to $211.6 million.
●	The Company’s recurring revenue stream, the Angel Guild, contributed $59.2 million, representing 77% of total revenues for the quarter, growth of more than 556% compared to 2024.
●	The Angel Guild grew to 1.6 million members in the third quarter, compared to 1.3 million members in the second quarter of 2025, and 258,000 members at the end of the third quarter of 2024, an increase of 19% from the second quarter of 2025, and up 620% year-over-year.
●	Average Revenue Per Member “ARPM” was $13.70 for the trailing twelve months ended September 30, 2025.
●	As the Angel Guild continues to grow beyond 1.6 million members, the demand for original television series is extremely strong. Angel will continue to invest in compelling, values-driven series that inspire and encourage ongoing Guild engagement.
●	Net loss for the third quarter was $38.6 million, compared to $13.9 million in 2024, driven largely by increased marketing and content-related expenses tied to growth of the Angel Guild and theatrical releases. Contributing to the net loss were one-time expenses associated with the Company’s NYSE debut.
●	In conjunction with its public listing, the Company closed a $100 million credit facility with Trinity Capital, a leading alternative asset manager.
●	Total fully diluted shares outstanding were 168,631,209 as of September 30, 2025.

Subsequent Event

●	Subsequent to quarter end, Angel and 2521 Entertainment announced the acquisition of the DAVID franchise and intellectual property from Slingshot USA. DAVID is an animated film and television series based on the biblical story. David’s journey from humble shepherd to anointed king tests the limits of faith, courage, and love – culminating in a battle for the soul of a kingdom. One of Angel's most highly anticipated films, DAVID will be released in theatres on December 19, 2025.

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Upcoming Slate

Theatrical:

o	December 19, 2025: David
o	January 9, 2026: I Was a Stranger
o	February 6, 2026: Solo Mio starring Kevin James

Returning to the Guild:

o	Season 18 of Dry Bar Comedy, our flagship ‘funny for everyone’ franchise, with more than 6 billion online views.
o	Earlier this month, Season Four of the hit animated television series Tuttle Twins premiered. Angel Guild members have watched more than 124 million minutes of Tuttle Twins on the platform.
o	The Wingfeather Saga, the bestselling book series by Andrew Peterson, now an epic animated series, launched the first two episodes of Season Three on November 12th.
o	Additional episodes of Homestead Season One, the most popular franchise on the Angel platform.

Management Commentary

“Our third-quarter results underscore the strength of our community and the momentum of our audience-first model,” said Neal Harmon, Co-Founder and CEO of Angel. “The Angel Guild has grown more than 500% year over year to 1.6 million paying members – a remarkable community that doesn’t just watch, but decides which values-driven films and series get made. We have an exciting slate of projects headed to theaters and the Angel platform, and as audiences seek stories that uplift and inspire, Angel is just beginning to meet that demand.”

Third Quarter 2025 Financial Results

Total revenue was $76.5 million in the third quarter, and $211.6 million for the nine months ended September 30, compared to $20.1 million and $65.5 million in the prior year periods, respectively. The quarterly increase in revenues was due to an increase in Angel Guild Revenue of $50.2 million year-over-year.

Total cost of revenues for the third quarter was $34.3 million, compared to $8.1 million in the prior year. The increase was due to higher royalty expense of $17.0 million as a result of royalties earned by filmmakers, as they receive an allocation of net revenues generated during the quarter. We also saw higher costs related to the Angel Guild of $7.3 million driven by the increase in memberships during the quarter, consisting of increased transaction processing fees of $5.4 million.

Selling and marketing expense for the third quarter was $64.7 million, compared to $16.6 million in the prior year. This represents $44.1 million in strategic investments made to grow the Angel Guild, and $16.7 million to promote theatrical box office releases. As we continue to bring on additional content, drive Angel Guild memberships and promote future theatrical releases, this cost is expected to fluctuate, but overall remain high and be a significant component of our operating expenses.

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Net loss was $38.6 million, a loss of ($0.25) per share, compared to a net loss of $13.9 million, a loss of ($0.10) per share, in the third quarter of 2024.

Liquidity

As of September 30, 2025, Angel has cash and cash equivalents of $63.3 million, compared to $7.2 million as of December 31, 2024.

The Company continues to execute its treasury strategy to hold Bitcoin as a strategic reserve asset, with BTC holdings now valued at $34.5 million.

Angel Third Quarter 2025 Earnings Webinar

The Company will host a webinar on Friday, November 14, 2025 at 11:00 a.m. Eastern Time to discuss the results and answer questions from the sell side community. The webinar can be accessed using the dial-in numbers or registration link below.

Date:	Friday, November 14, 2025
Time:	11:00 a.m. Eastern time
Dial-in:	1-877-407-0779
International Dial-in:	1-201-389-0914
Webcast:	Please register here

A replay will be available within 24 hours after the webinar and can be accessed here or on the Company’s investor relations website at https://ir.angel.com/.

About Angel

Angel (NYSE: ANGX) is a media and technology company guided by 1.6 million grassroots Angel Guild paying members championing values-driven stories. Clearly expressing the kind of programming they crave, members of the Angel Guild act as virtual co-producers, greenlighting what films and television series get produced and distributed in theaters and on the Angel app. Propelled by this audience-first momentum, Angel has released more than 40 films and 20 television series that amplify light, including “Sound of Freedom,” which earned more than $250 million at the worldwide box office. The Company also has more than 6 billion views of its Dry Bar Comedy franchise, which has attracted some of the world's best-known comedians. For more information, visit www.angel.com.

Contacts:

Shannon Devine

Investor Relations

MZ Group North America

Angel@mzgroup.us

David Shane

Corporate Communications

Angel

press@angel.com

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ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$63,327,263	$7,211,826
Accounts receivable, net	24,676,850	16,234,301
Current portion of licensing receivables, net	8,697,155	8,785,636
Physical media inventory	1,541,600	1,711,638
Current portion of notes receivable	1,431,400	747,282
Loan guarantee receivable	—	9,112,500
Royalty advance	13,787,090	2,342,862
Prepaid expenses and other	9,615,398	6,803,155
Total current assets	123,076,756	52,949,200

Licensing receivables, net	5,837,685	12,074,629
Notes receivable, net of current portion	4,017,273	4,235,344
Property and equipment, net	727,915	778,927
Content, net	7,234,511	1,710,866
Intangible assets, net	4,618,347	1,917,155
Digital assets	34,545,487	12,457,387
Investments in affiliates	14,580,813	9,066,137
Operating lease right-of-use assets	2,268,990	2,744,693
Other long-term assets	89,924	589,924
Total assets	$196,997,701	$98,524,262

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$11,071,258	$7,929,482
Accrued expenses	11,431,131	13,074,655
Current portion of accrued licensing royalties	30,220,038	15,362,400
Current portion of notes payable	8,990,437	11,455,940
Current portion of operating lease liabilities	750,731	673,295
Deferred revenue	50,682,212	22,171,808
Loan guarantee payable	—	9,112,500
Current portion of accrued settlement costs	—	280,238
Total current liabilities	113,145,807	80,060,318

Accrued settlement costs, net of current portion	—	4,091,733
Accrued licensing royalties, long-term	3,367,099	8,367,099
Notes payable, net of current portion	41,743,343	—
Operating lease liabilities, net of current portion	1,572,999	2,153,463
Total liabilities	$159,829,248	$94,672,613

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value, 700,000,000 shares authorized; 168,631,209 and 144,396,852 shares issued and outstanding as of September 30, 2025, and December 31, 2024, respectively	$16,863	$14,440
Additional paid-in capital	207,268,109	95,485,005
Noncontrolling interests	5,645,605	8,222,953
Accumulated deficit	(175,762,124)	(99,870,749)
Total stockholders’ equity	37,168,453	3,851,649
Total liabilities and stockholders’ equity	$196,997,701	$98,524,262

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ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Licensed content and other revenue	$76,385,828	$18,416,499	$209,990,422	$58,992,899
Pay it Forward revenue	156,654	1,704,667	1,634,116	6,492,899
Total revenue	76,542,482	20,121,166	211,624,538	65,485,798

Operating expenses:
Cost of revenues	34,333,955	8,107,950	81,100,542	31,339,159
Selling and marketing	64,683,558	16,602,045	176,719,216	54,893,723
General and administrative	10,125,018	6,059,396	27,330,996	15,972,632
Research and development	4,215,813	3,168,016	11,330,981	11,201,952
Legal expense	1,275,008	1,328,090	8,375,505	10,037,679
Total operating expenses	114,633,352	35,265,497	304,857,240	123,445,145
Operating loss	(38,090,870)	(15,144,331)	(93,232,702)	(57,959,347)

Other income (expense):
Net gain on digital assets	2,071,977	862,479	6,225,200	1,594,889
Interest expense	(3,978,212)	(452,177)	(8,285,269)	(1,969,247)
Interest income	1,510,548	754,561	4,043,439	2,581,062
Impairment of investments	(125,000)	—	(625,000)	—
Total other income (expense), net	(520,687)	1,164,863	1,358,370	2,206,704
Loss before income tax benefit	(38,611,557)	(13,979,468)	(91,874,332)	(55,752,643)
Income tax benefit	—	(80,099)	—	(4,483,167)
Net loss	$(38,611,557)	$(13,899,369)	$(91,874,332)	$(51,269,476)

Net loss attributable to noncontrolling interests	(57,596)	(44,193)	(20,939)	(87,403)
Net loss attributable to controlling interests	$(38,553,961)	$(13,855,176)	$(91,853,393)	$(51,182,073)

Net loss per common share - basic	$(0.246)	$(0.100)	$(0.610)	$(0.376)
Net loss per common share - diluted	$(0.246)	$(0.100)	$(0.610)	$(0.376)

Weighted average common shares outstanding - basic	156,797,109	138,816,631	150,657,671	135,951,802
Weighted average common shares outstanding - diluted	156,797,109	138,816,631	150,657,671	135,951,802

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ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(91,874,332)	$(51,269,476)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,528,970	768,130
Amortization of operating lease assets	621,683	509,892
Stock-based compensation expense	7,781,373	2,176,952
Net gain on digital assets	(6,225,200)	(1,594,889)
Investments in affiliates gain	(128,674)	(50,307)
Non-cash interest expense	1,554,236	—
Paid-in-kind interest	4,237,129	—
Impairment of investments	625,000	—
Change in deferred income taxes	—	(4,403,068)
Change in operating assets and liabilities:
Accounts receivable	(8,442,549)	19,593,173
Physical media inventory	170,038	(219,917)
Royalty advance	(1,268,738)	—
Prepaid expenses and other current assets	(2,514,521)	(2,336,927)
Licensing receivables	6,325,425	(4,032,744)
Other long-term assets	—	(515,000)
Accounts payable and accrued expenses	(8,763,371)	2,937,860
Accrued licensing royalties	9,857,638	(6,788,204)
Operating lease liabilities	(649,008)	(478,392)
Deferred revenue	28,510,404	6,124,186
Net cash and cash equivalents used in operating activities	(58,654,497)	(39,578,731)

Cash flows from investing activities:
Purchases of property and equipment	(375,820)	(271,927)
Issuance of notes receivable	(986,387)	(1,455,279)
Collections of notes receivable	520,340	1,820,313
Purchase of digital assets	—	(48,515)
Sale of digital assets	99,118	2,182,381
Purchase of intangible assets	(3,006,012)	—
Purchase of content	(6,320,963)	(503,296)
Investments in affiliates	(5,511,002)	(1,033,516)
Net cash and cash equivalents provided by (used in) investing activities	(15,580,726)	690,161

Cash flows from financing activities:
Repayment of notes payable	(63,450,746)	(18,374,314)
Repayment of loan guarantee	(10,175,490)	—
Receipt of notes payable	106,166,018	17,043,019
Repayment of accrued settlement costs	(207,563)	(188,042)
Exercise of stock options	308,085	457,820
Issuance of common stock	102,787,036	26,901,019
Contribution of equity in noncontrolling interests	13,730,922	—
Redemption of equity in noncontrolling interests	(15,753,060)	—
Fees related to issuance of common stock and minority interest	(534,271)	(206,613)
Repurchase of common stock	(132,940)	(600,079)
Equity financing fees	(544,585)	—
Debt financing fees	(1,842,746)	—
Net cash and cash equivalents provided by financing activities	130,350,660	25,032,810

Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	(2,063)

Net increase (decrease) in cash and cash equivalents	56,115,437	(13,857,823)
Cash and cash equivalents at beginning of period	7,211,826	25,201,425

Cash and cash equivalents at end of period	$63,327,263	$11,343,602

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,513,015	$456,144

Supplemental schedule of noncash financing activities:
Adoption of ASU No. 2023-08	$15,962,018	$—
Conversion of debt	7,092,139	—
Issuance of warrants	2,533,091	—
Debt conversion feature	1,925,229	—
Investment capital receivable	297,722	4,925,053
Operating lease right-of-use assets and liabilities	(145,980)	2,137,262

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